Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 9, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FOURTH QUARTER

AND YEAR-END 2011 RESULTS

St. Paul, Minn (2/9/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its fourth quarter and fiscal year ended December 31, 2011. Revenue for the fourth quarter of 2011 was $2,371,000 as compared to revenue of $1,667,000 in the fourth quarter of 2010. Revenue for the 2011 fiscal year was $9,009,000 as compared to revenue of $16,258,000 for fiscal year 2010.

The net loss for the fourth quarter was $602,000, or $0.06 per share, as compared with net loss of $2,223,000, or $0.21 per share, in the fourth quarter of 2010. The net loss for the fourth quarter of 2011 included a severance charge of $205,000 and a Minnesota refundable research tax credit of $70,000. The net impact of these two items was to increase the fourth quarter 2011 loss by $0.02 per share. The net loss for the fourth quarter of 2010 included charges for inventory obsolescence of $423,000 and charges for deferred compensation of $588,000. The impact of these two items was to increase the fourth quarter 2010 net loss by $0.10 per share.

The net loss for fiscal year 2011 was $4,748,000, or $0.44 per share as compared to a net loss of $1,902,000, or $0.18 per share in fiscal year 2010. The net loss for 2011 included severance charges of $473,000, charges for inventory obsolescence of $1,131,000 and the Minnesota refundable research tax credit described above. The net impact of these items was to increase the 2011 net loss by $0.14 per share. The net loss for 2010 included the charges for inventory obsolescence and deferred compensation described above as well as a credit of $190,000 related to a settlement of the dispute with a former subtenant. The net impact of these three items was to increase the 2010 net loss by $0.08 per share.

“2011 was a challenging year for us, as semiconductor companies generally had adequate available capacity with their existing production equipment throughout the year,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “Semiconductor production was just beginning to regain its high point of 2010 when production leveled off in the third quarter of 2011 and then fell off sharply in the fourth quarter. These lower semiconductor production levels minimized capacity driven demand for our test handler products, and our revenues in 2011 relied substantially on our expanding reliability test product sales, which are driven instead by industry technology advances. Responding to these revenue challenges, in 2011 we continued to broaden our market position through evaluation programs for both our test handler and our reliability test products at new customers and existing customers for new applications. We are excited about the revenue opportunities these programs provide, particularly as industry conditions improve.

“While some semiconductor companies and industry analysts are calling a bottom to the current semiconductor industry downturn, others are predicting further revenue declines in the first quarter of 2012,” Mr. Levesque continued. “Given the lack of consensus, we are planning that it may require the first half of 2012 for the semiconductor industry to recover to more normalized capacity demands. Accordingly, we have recently taken additional cost containment measures, including a further reduction in and reorganization of our workforce. We believe these actions better size us for the current industry conditions while maintaining our core capabilities to take full advantage of improved product demand as it develops.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net sales	$2,371	$1,667	$9,009	$16,258
Cost of goods sold (1)	1,149	1,491	6,203	9,413
Gross profit	1,222	176	2,806	6,845
Gross profit percent	51.5%	10.6%	31.1%	42.1%

Operating expenses:
Selling, general and administrative (2)	1,484	1,743	5,101	5,853
Research and development (3)	345	672	2,487	3,022
Total operating expenses	1,829	2,415	7,588	8,875

Loss from operations	(607)	(2,239)	(4,782)	(2,030)
Interest income	5	16	34	71
Loss before income taxes	(602)	(2,223)	(4,748)	(1,959)
Income tax benefit	-	-	-	57

Net loss	$(602)	$(2,223)	$(4,748)	$(1,902)

Loss per share (basic and diluted)	$(0.06)	$(0.21)	$(0.44)	$(0.18)

Weighted average common shares outstanding (basic and diluted)	10,781	10,781	10,781	10,713

	Three Months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
(1) Cost of goods sold includes the following:
Excess and obsolete inventory charges	15	423	1,131	423
Severance charge	-	-	57	-

(2) Selling, general and administrative expenses includes the following:
Severance charges	205	-	275	-
Deferred compensation charge	-	588	-	588
Credit related to settlement of legal dispute with a subtenant of a former leased facility	-	-	-	(190)

(3) Research and development expenses includes the following:
Credit related to state refundable research credit	(70)	-	(70)	-
Severance charge	-	-	141	-

Aetrium Incorporated

Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	December 31,	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$5,008	$10,033
Accounts receivable, net	1,324	862
Inventories	7,731	7,382
Other current assets	53	67
Total current assets	14,116	18,344

Property and equipment, net	109	98

Other asset	30	41

Total assets	$14,255	$18,483

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$506	$502
Other current liabilities	1,051	714
Total current liabilities	1,557	1,216

Noncurrent accrued liabilities	256	377

Shareholders' equity	12,442	16,890

Total liabilities and shareholders' equity	$14,255	$18,483